Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2022, relating to the financial statements of Akero Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Akero Therapeutics, Inc. for the year ended December 31, 2021, and our report dated February 25, 2022 relating to the effectiveness of Akero Therapeutics, Inc.’s internal control over financial reporting, appearing in Form 10-K/A of Akero Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Parsippany, NJ

March 1, 2022